Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-223095

Issuer Free Writing Prospectus, dated May 14, 2020

Boston Scientific Corporation

$1,700,000,000

Senior Notes Offering

Terms and Conditions — 5- and 10-Year Fixed Rate Notes

	5-Year	10-Year

Issuer	Boston Scientific Corporation	Boston Scientific Corporation

Note Type	Senior Notes	Senior Notes

Form of Offering	SEC Registered	SEC Registered

Ratings(1)	Baa2/BBB-/BBB (Stable/Stable/Stable)	Baa2/BBB-/BBB (Stable/Stable/Stable)

Principal Amount	$500,000,000	$1,200,000,000

Trade Date	May 14, 2020	May 14, 2020

Settlement Date (T+2)	May 18, 2020	May 18, 2020

Maturity Date	June 1, 2025	June 1, 2030

Coupon	1.900% per annum	2.650% per annum

Yield to Maturity	1.910% per annum	2.667% per annum

Price to Public	99.952%	99.851%

Spread to Benchmark Treasury	Plus 160 basis points	Plus 205 basis points

Benchmark Treasury	0.375% UST due April 30, 2025	1.500% UST due February 15, 2030

Benchmark Treasury Yield	0.310%	0.617%

Benchmark Treasury Price	100-10 ¼	108-11

Interest Payment Dates	Semi-annually on June 1 and December 1	Semi-annually on June 1 and December 1

First Interest Payment Date	December 1, 2020	December 1, 2020

Make-whole Call	Prior to May 1, 2025, make-whole call at T+25 basis points	Prior to March 1, 2030, make-whole call at T+35 basis points

Par Call	On or after May 1, 2025	On or after March 1, 2030

Change of Control Repurchase Event	Putable at 101% of aggregate principal amount plus accrued and unpaid interest, if any, to, but not including, the date of repurchase	Putable at 101% of aggregate principal amount plus accrued and unpaid interest, if any, to, but not including, the date of repurchase

Day Count Basis	30/360	30/360

	5-Year	10-Year

Minimum Denominations	$2,000 and integral multiples of $1,000 in excess of such amount	$2,000 and integral multiples of $1,000 in excess of such amount

CUSIP / ISIN	101137 AZ0 / US101137AZ01	101137 BA4 / US101137BA41

Joint Bookrunners

Barclays Capital Inc.

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

Wells Fargo Securities, LLC

BofA Securities Inc.

DNB Markets, Inc.

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

Barclays Capital Inc.

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

Wells Fargo Securities, LLC

BofA Securities Inc.

DNB Markets, Inc.

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

Co-Managers	Allied Irish Banks p.l.c. BNP Paribas Securities Corp. Goldman Sachs & Co. LLC MUFG Securities Americas Inc. Standard Chartered Bank TD Securities (USA) LLC U.S. Bancorp Investments, Inc.	Allied Irish Banks p.l.c. BNP Paribas Securities Corp. Goldman Sachs & Co. LLC MUFG Securities Americas Inc. Standard Chartered Bank TD Securities (USA) LLC U.S. Bancorp Investments, Inc.

Note:

(1)                     A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a preliminary prospectus supplement and accompanying prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest, you should read the preliminary prospectus supplement and accompanying prospectus and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and accompanying prospectus if you request it by calling Barclays Capital Inc. toll-free at (888) 603-5847, Citigroup Global Markets Inc. toll-free at (800) 831-9146, J.P. Morgan Securities LLC collect at (212) 834-4533 or Wells Fargo Securities, LLC toll-free at (800) 645-3751.

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